Agreement

relating to

Sale and Purchase of the Business and Assets of the
“Micro Paint Repair” business of the Vendor

NeoMedia Technologies, Inc. and NeoMedia Micro Paint Repair, Inc.

Vendor

and

Micro Paint Holdings Limited

Purchaser

Date

Knight Coldicutt
Solicitors
New Zealand

Table of Contents

1	Interpretation	3

2	Conditions	9

3	Sale and Purchase of Transferred Assets	9

4	Payment of Purchase Price	10

5	Stock	10

6	Completion	11

7	Conduct of Business during the Interim Period	13

8	Clear Title	14

9	Apportionments	15

10	Book Debts	15

11	Covenants and Indemnities	15

12	Warranties	16

13	Risk	19

14	Employees	20

15	Notice to Complete and Remedies on Default	21

16	Goods and Services Tax	21

17	Other Vendor matters	22

18	Restraint of Trade	22

19	Further Assurances	23

20	Amendments	23

21	Waiver	23

22	Confidentiality and Publicity	24

23	Non-Merger	24

24	No Assignment	24

25	Partial Invalidity	24

26	Third Parties	24

27	Counterparts	25

i

28	Time of Essence	25

29	Rights Cumulative	25

30	Notices	25

31	Governing Law and Jurisdiction	26

32	Costs	26

Execution		27

Schedule 1		28

Schedule 2		29

Schedule 3		30

Schedule 4		40

Schedule 5		41

Schedule 6		45

Schedule 7		46

Schedule 8		47

Schedule 9		48

Annexure A		50

Annexure B		52

Annexure C		54

Annexure D		55

ii

Agreement for Sale and Purchase of Business

Agreement dated	2007

Parties

1.
NeoMedia Technologies, Inc., a Delaware Corporation and having principal executive office address of 2201 Second Street, Suite #600, Fort Myers, Florida, United States of America and NeoMedia Micro Paint Repair, Inc., a Nevada Corporation, and having principal executive office address of 2201 Second Street, Suite #600, Fort Myers, Florida, United States of America ( each and together the “Vendor”)

2.	Micro Paint Holdings Limited, a New Zealand company having its registered office at Shed 20 Princes Wharf, Auckland, New Zealand (“Purchaser”)

Background

A	The Vendor carries on the business of developing, manufacturing, selling and distributing of certain new technologies and owns and carries on the Business.

B
The Vendor has agreed to sell and the Purchaser wishes to purchase the Business and certain assets of the Vendor relating to the same as a going concern, on the terms and conditions set out in this Agreement.

Agreement

1	Interpretation

1.1	Definitions: In this Agreement unless the context otherwise requires:

Accounting Date means 30 June 2007;

Agreement means this agreement including the background recitals and schedules as may be amended pursuant to clause 20;

Assumed Liabilities means the following liabilities of the Vendor in respect of the Business as are specified in the Adjustment Statement and which are to be assumed by the Purchaser:

a.	the obligations of the Vendor under Business Contracts to the extent they arise after the Date of Settlement; and

b.	the obligations of the Vendor to trade creditors and suppliers of other goods and services incurred in the usual and ordinary course of business as are specified in the Settlement Accounts;

provided however:

c.	the Purchaser shall not assume any of the Vendor’s liability for taxes and imposts of any nature whatsoever or for any penalties or costs and expenses associated therewith; and

d.	the Purchaser shall not assume the Vendor’s liability under any guarantees, indemnities or warranties given whether contingent, actual or otherwise; and

e.	the Purchaser shall not assume the Vendor’s liability, whether present or contingent, to the Vendor’s bankers; and

f.	the total amount of the liabilities to be assumed by the Purchaser shall not exceed the value of the Transferred Assets;

Book Debts means all amounts owed to the Vendor or any related company by debtors of the Business at the Completion Date in respect of goods or services sold, supplied or otherwise provided by the Vendor (or the relevant related company) on credit in the Ordinary Course of Business prior to the close of business on the Completion Date;

Business means the “micro paint repair” paint development, manufacture, distribution and sales business of the “AutoXperience” division of the Vendor excluding the Excluded Assets;

Business Contracts means the following contracts, arrangements and agreements entered into by the Vendor prior to the Completion Date in the Ordinary Course of Business, being:

a.	for the purchase of goods and services from suppliers to the Business;

b.	for the sale or supply of Stock respectively or to customers of the Business;

c.	listed in Schedule 5; and

d.	in respect of Leased Plant;

to the extent that those contracts, arrangements or agreements are in existence and have not been fully performed at the Completion Date;

Call Option means an option to call on the Vendor to sell its shares in the Purchaser to the Purchaser or its nominee, the terms of which are set out in Schedule 9;

Completion means completion of the sale and purchase of the Business and the Transferred Assets pursuant to this Agreement;

Completion Date means 7 November 2007 or such other date as the parties agree in writing;

Completion Notice means a notice served under clause 15.1;

Condition Date means 1 November 2007, or such other date as the parties agree in writing;

Conditions Precedent means the conditions contained in clause 2.1;

Customer Claim means any claim by a customer in respect of the nature or quality of goods manufactured or services supplied by the Business:

a	in the case of the Vendor, at any time up to and including Completion; or

b.	in the case of the Purchaser, at any time after Completion;

Default Interest Rate means 16 % per annum;

Defaulting Party means a party who fails to comply with a Completion Notice;

Disclosed Information means the exceptions to the Warranties specified in Schedule 4;

Employee Entitlements means all service related benefits that have accrued up to or are otherwise payable as at the Completion Date to the Employees who transfer to the employment of the Purchaser pursuant to clause 14.1, including (without limitation) sick leave, annual leave, redundancy compensation, notice of termination (including any wages in lieu of notice), long service leave, wage or salary entitlements, bonuses and commissions;

Employees means the employees of the Business named in the first column of Schedule 1;

Encumbrance includes any present or future mortgage, charge, hire purchase or chattel lease agreement, pledge or lien, hypothecation, security interest, retention of title claim, preferential right or any other encumbrance of whatever nature;

Environment includes:

a.	ecosystems and their constituent parts, including people and communities; and

b.	all natural and physical resources; and

c.	those natural or physical qualities and characteristics of an area that contributes to people’s appreciation of its pleasantness, aesthetic coherence, and cultural and recreational attributes; and

d.	the social, economic, aesthetic and cultural condition which affect the matters stated in paragraphs a. to c. of this definition or which are affected by those matters;

Environmental Law means any law, and any regulations and documents with the force of regulations, relating to the environment;

Excluded Assets means those assets which are listed in Schedule 8;

Financial Statements means the statement of financial position and statement of financial performance pertaining to the Business prepared up to the Accounting Date and annexed to this Agreement as Annexure A;

Goodwill means all the goodwill, interest and connection of the Vendor in and concerning the Business together with:

a.	the right to represent the Purchaser as carrying on the Business in continuation of and in succession to the Vendor;

b.	the benefit (so far as the Vendor can lawfully assign the same) of the Leases, all Business Contracts and Licences and Permits;

c.
the benefit of any claim or right of the Vendor against a third party (including, without limitation, any claim for breach of warranty or representation and the right to enforce any restraint of trade provisions as provided in clause 14.6) arising in the course of the Business and relating to any of the Transferred Assets;

d.	(so far as the Vendor can lawfully assign the same) the Intellectual Property and any right of the Vendor in relation thereto;

e.
subject to the US Distribution Agreement, the exclusive ownership and use of the name “Micro Paint Repair” and any other names used in connection with the Business whether in the United States of America or elsewhere;

f.	all customer and supplier lists of the Business along with the Records; and

g.
the right (so far as the Vendor can lawfully assign the same) to use the telephone and facsimile numbers, domain names and email addresses and other forms of electronic or telecommunication numbers, names and addresses which are used in the Business;

GST means goods and services tax payable under the GST Act or any equivalent or comparable tax which may apply to the transactions contemplated by this Agreement in any Relevant Jurisdiction;

GST Act means the Goods and Services Tax Act 1985 (New Zealand);

Hill Agreements means the consulting agreement, non-competition agreement and deed of assignment of intellectual property attached hereto as Annexure D;

Independent Accountant means the independent accountant appointed in accordance with clause 19;

Intellectual Property means all intellectual and industrial property rights of the Vendor (including ownership rights, rights or licences to use, rights arising through use and rights which are the subject of applications to register) relating to the Business, including the following:

(a)
formulae or formulations for products sold by the Business including without limitation, for the isocyanate-free paints and low VOC clear coat and water based products currently manufactured and sold by the Business;

(b)	patents and designs including applications and registrations;

(c)
trade marks, service marks, trade names, business names, domain names, logos, websites and trading indicia owned or used by the Vendor in relation to the Business including, without limitation, those set out in Schedule 7;

(d)
copyright in all items including, without limitation, in logos, drawings, plans, specifications, formulae or formulations for products sold by the Business, designs, written material and computer software;

(e)	inventions, discoveries and trade secrets connected with the Business whether or not capable of protection by a patent;

(f)
confidential information and know-how connected with the Business and Transferred Assets including in relation to manufacturing data, specifications and drawings, research materials, technical information, formulae or formulations for products sold by the Business, financial information, sales and marketing information, business systems, customer lists and inventory management systems;

(g)	all stationery, advertising or promotional materials used in and relating to the Business (including the Vendor’s copyright or licence to use it); and

(h)	the rights under any agreement, contract or arrangement granted by or to the Vendor to or by any third party to use any of the above.

Interim Period means the period between the date of this Agreement and the close of business on the Completion Date;

Leased Plant means the plant, equipment, machinery, furniture, fixtures and fittings, spares, tools and vehicles used by the Vendor in the Business which are the subject of the equipment leases, hire purchase or conditional sales agreements specified in Schedule 6;

Leased Premises means the premises occupied by the Vendor for the purposes of the Business specified in Schedule 2;

Leases means the leases of the Leased Premises;

Licences and Permits means all licences, consents, authorisations, approvals and permits (whether statutory, regulatory or otherwise) necessary for the ongoing operation of the Business at the Premises;

Management Accounts means the management accounts of the Vendor for the period from 30 June 2007 to the Completion Date and annexed to this Agreement as Annexure B;

Non-Defaulting Party means a party who has given a Completion Notice;

Obsolete Stock means Stock which is damaged, which has passed its use by date, or which is otherwise not able to be used for the purpose it was purchased or in the case of finished goods is not saleable for the Vendor's usual gross profit margin;

Plant means all plant, fixtures and fittings, furniture, equipment and machinery (whether fixed or movable), spares, tools and vehicles owned by the Vendor or any related company of the Vendor and used in the operation of the Business;

Premises means the Leased Premises;

Prepayments means all payments and all deposits or other prepayments received by the Vendor for goods or services to be sold or supplied by the Business after Completion including for the avoidance of doubt the amount of approximately $200,000 owed by the Vendor to WI -THO AS on account of future Stock;

Purchase Price means the purchase price for the Business and the Transferred Assets as detailed in clause 3.3;

Purchaser’s Solicitor means Knight Coldicutt, Shed 20, Prince’s Wharf, Auckland;

Records means all files, records, computer discs, data and programmes, notebooks, customer lists and customer records, and all advertising material, circulars, advertising and promotional material, accounting and stock records, employment contracts and employee records, contracts and agreements evidencing Business Contracts, documents of title relating to Plant and Stock, Leases and other like material relating to the Business but excludes the Vendor’s statutory books, accounts, records and taxation returns (but includes copies of all relevant parts of them);

Relevant Jurisdiction means all or any of New Zealand, the United States of America and Canada and any state of any of those countries;

Restrained Parties means the Vendor;

Stock means stock-in-trade of the Vendor or any related company used in connection with the Business including raw materials, ingredients, work in progress, goods in transit, finished goods, stores, consumables, spare parts, promotional, packing and packaging material but excludes Book Debts, Excluded Assets and Obsolete Stock;

Transferred Assets means the Plant, Stock and Goodwill of the Business (but excluding the Excluded Assets);

US Distribution Agreement means the distribution agreement to be entered into between the Purchaser and NeoMedia Micro Paint Repair Inc. in the form attached as Annexure C;

Vendor’s Solicitor means Kirkpatrick & Lockhart Preston Gates Ellis LLP;

Warranty means the warranties, undertakings and representations made by the Vendor in Schedule 5 and Warranties has a corresponding meaning;

Warranty Claim” means any claim made by the Purchaser arising out of a breach of any Warranty; and

Warranty Claim Period means the period during which any Warranty Claim could be made, and includes the period during which any Warranty Claim remains unresolved or any amount payable to the Purchaser in respect of any Warranty Claim remains unpaid.

1.2	Construction of certain references: In this Agreement unless the context otherwise requires, any reference to:

an “associated person” of another person means an associated person of that person if deemed to be so under any of sections OD7(1) and (2), OD8(1) and (2), OD8(3) and OD8(4) of the Income Tax Act 2004 (New Zealand);

a “holding company” means a company of which another company is a subsidiary;

a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any relevant jurisdiction (and “lawful” and “unlawful” shall be construed accordingly);

“Ordinary Course of Business” means any activity which is within the usual scope of the Business;

a “person” includes any individual natural person, company, corporation, partnership, firm, joint venture, association (whether corporate or unincorporated), trust, organisation, Government department, Minister of the Crown, state or agency of a state (in each case, whether or not having separate legal personality), and includes, in each case, a person's executors, administrators, successors and permitted assigns.

a “related company” means a related company as defined in the Companies Act 1993 (New Zealand) provided that the definition of “company” includes a company wherever incorporated;

“Significant” means sufficiently material to the existing position or the future prospects of the Business so as to be likely to affect the judgement of a reasonable purchaser for value of the Transferred Assets by causing it either to:

a.	significantly reduce its assessment of the value of the Transferred Assets; or

b.	reverse its decision to purchase the Transferred Assets; and

“Significantly” has a corresponding meaning;

“subsidiary” means a subsidiary of that company as defined in the Companies Act 1993 and includes an “in substance subsidiary” and any other company treated as a subsidiary of a company in accordance with generally accepted accounting practice provided that the definition of “company” includes a company wherever incorporated;

“tax” includes any present or future tax, levy, impost, duty, rate, charge, fee, deduction or withholding imposed, assessed or levied by any governmental agency (whether state or local), and any interest, penalties, fines, costs, charges, and other liabilities arising from or payable in respect of such tax;

a “working day” means a day (other than Saturday or Sunday) on which registered banks are open for business in Auckland New Zealand but excludes any day in the period from 24 December in any year to 5 January in the following year (both inclusive).

1.3	General construction: In interpreting this Agreement the following rules must be applied unless the context otherwise requires:

a.	Headings: Clause and other headings are for reference only and are not an aid in interpretation;

b.
Statutes: References to statutory provisions will include references to all regulations, orders, rules or notices made under that statute and references to a statute or regulation will be construed as references to those statutes or regulations as they may be amended or re-enacted or as their application is modified by other provisions from time to time;

c.
Clauses and Schedules: References to clauses, background, schedules or annexures are to clauses of or schedules, background and annexures to this Agreement, and the background, schedules and annexures referred to form part of this Agreement and will have the same effect as if set out in the body of this Agreement;

d.	Currency: References to currency and a reference to “$” or “dollar” are, unless otherwise stated, to the currency of the United States of America;

e.	Parties: References to a party are to a party to this Agreement and include that party's executors, administrators, successors in title and permitted assigns;

f.	Periods of Time: All periods of time include the day on which the period commences and also the day on which the period ends;

g.	Non-Working Day: Any date which is not a working day, upon or by which anything is due to be done by any party, will be deemed to be a reference to the next working day;

h.	Number and Gender: Words importing the plural include the singular and vice versa and words importing gender include all genders;

i.	Negative Obligations: Any obligation not to do something will be deemed to include an obligation not to suffer, permit or cause that thing to be done;

j.
Joint Obligations: All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person will be deemed to have been given or entered into jointly and severally;

k.
Payment: Any reference to or any obligation in this Agreement which requires payment of money will be a reference to, or deemed to include an obligation requiring, payment in immediately available cleared funds and requiring payment be made free and clear of all deductions or withholdings unless the deduction or withholding is required by law;

l.	Includes: The word “includes” in any form is not a word of limitation;

m.
Awareness: Any statement in this Agreement stated to be to the best of a party's knowledge or belief or to be so far as a party is aware (or any similar expression) will be deemed to include an additional statement that it has been made after due and careful enquiry; and

n.
Best/Reasonable Endeavours: Where any provision of this Agreement requires a party to use its “best endeavours” or its “reasonable endeavours” to procure that something is done or happens, the parties agree such provision will not include any obligation to pay any consideration or provide any compensation or any financial or other incentive to any person to procure that the thing be done or happens, unless and to the extent the actual thing to be done or to happen requires payment of a defined amount.

2	Conditions

2.1	Conditions: This Agreement is conditional on:

a.	approval of the lessors of the Leased Properties to an assignment of the Leases on terms acceptable to the Purchaser;

b.	the Purchaser being satisfied that the software relating to the Business together with all related licences will be transferred to the Purchaser on Completion;

c.	the return to the Purchaser on or before Completion of the Hill Agreements duly executed by Stanton Hill.

2.2	Conditions for benefit of Purchaser: The Conditions Precedent have been inserted for the sole benefit of the Purchaser.

2.3
Termination: If any of the Conditions Precedent have not been fulfilled or (to the extent that they are capable of waiver) waived by the party or parties for whose benefit they are inserted by 5pm on Condition Date, either party may by notice in writing to the other party at any time after the relevant date terminate this Agreement. On such termination this Agreement will be of no effect, and any monies paid to the Vendor on account of the Purchase Price must be refunded to the Purchaser and, except as otherwise expressed or implied in this Agreement, no party will have any claim against any other party arising under or in connection with this Agreement.

3	Sale and Purchase of Transferred Assets

3.1	Agreement: The Vendor agrees to sell and the Purchaser agrees to purchase the Transferred Assets and the Business, free of all Encumbrances, on the terms and conditions set out in this Agreement.

3.2
No Assumption of Liabilities: Except as otherwise expressly provided in this Agreement, the Purchaser does not assume any liabilities of the Vendor or any other person in relation to the Business or the Transferred Assets.

3.3	Purchase Price: Subject to any adjustment under clause 5 or clause 9.2, the Purchase Price for the Transferred Assets will be the sum of US$2,200,000, apportioned as follows:

a.	for the Plant, its book value as at the Completion Date;

b.	for the Stock, the amount of $262,400; and

c.	for the Goodwill, the balance of the Purchase Price.

3.4
No Capitalised Interest: The Purchase Price does not include any capitalised interest and the parties agree that the lowest price for the purposes of valuing the Transferred Assets in accordance with Section EW32 of the Income Tax Act 2004 is equal to the Purchase Price. The tax position taken by both parties in their tax returns will be consistent with the position recorded by this clause.

3.5
IRD Assessment: Should the Commissioner of Inland Revenue in New Zealand assess in accordance with Sections EE37 to EE44 of the Income Tax Act 2004 that any of the Transferred Assets has a market value greater than that attributed to such Transferred Assets as detailed in clause 2.3, the value of such Transferred Assets will be such market value and the value of the Goodwill described in clause 2.3 will be reduced accordingly.

4	Payment of Purchase Price

4.1	Payments: The Purchase Price must be paid by the Purchaser on the Completion Date as follows:

a.	$1,700,000 cash in one lump sum be paid to the Vendor;

b.	$300,000.00 to be paid in accordance with clause 4.2 below; and

c.	the Purchaser will, subject to clause 4.3, issue or (at its option) transfer 5% of the ordinary shares in the Purchaser to the Vendor.

4.2
Retention Amount: To allow for adjustments to be made to the purchase price as a result of the Stock-take contemplated by clause 5 and as security for the Vendor’s obligations under clauses 6.3, 14.3 and 17.1, the purchaser shall retain in the purchaser’s solicitor’s trust account the sum of $300,000.00 from the Purchase Price on the Completion Date. Subject to any adjustment in accordance with clause 5, this amount shall be paid to the Vendor on the later of the date the Purchaser and Vendor reach agreement as to the actual value of the Stock pursuant to clause 5 and the date on which the Vendor has complied with all of its obligations under clauses 6.3, 14.3 and 17.1.

4.3	Call Option: As consideration for the Purchase Price and the covenants set out in this Agreement, the Vendor grants the Purchaser, the Call Option.

4.4
Place for Payment: The payments of the Purchase Price to the Vendor referred to in clause 4.1a. and 4.2 must be made to the Vendor or the Vendor’s Solicitor free of deduction at such place within United States of America, or in accordance with such wire transfer instructions, as the Vendor may reasonably stipulate prior to 4 p.m. on the date that is two working days prior to the date that payment is due.

4.5
Default in Payment: In the event of default by any party in payment of any part of the Purchase Price the party in default must pay to the party to whom payment is due interest on the amount unpaid at the Default Interest Rate computed on a daily basis from a date on which such amount should have been paid until the date of actual payment but without prejudice to any other rights or remedies of the non-defaulting party in respect of such default.

5	Stock

5.1	Estimated Stock value: The value attributed to the Stock in clause 3.3c is the Vendor’s estimate of the in-store cost of the Stock and is referred to in this clause 5 as “the estimated Stock value”.

5.2
Joint Stock-take: The actual value of the Stock as at the Completion Date shall be determined by joint Stock-take by the Vendor and the Purchaser or their appointees or, if required by either party, by an independent value if one can be agreed on. If the parties cannot agree on an independent valuer, or in the event of any dispute concerning a joint Stock-take, either party may serve on the other party notice in writing requiring the question to be determined by an independent valuer to be appointed by the president of the law society for the district where the Premises are situated and the party serving the notice may at any time thereafter refer the dispute for determination. An independent valuer acting under this clause shall act as an expert in determining any question concerning the Stock or the value of the Stock. The cost of the valuer shall be borne equally by the parties.

5.3	Actual value of Stock: If it is determined that the actual value of the Stock exceeds the estimated Stock value then the Purchaser:

a.	Shall elect whether or not to accept all or any part of such excess; and

b.	May choose which items of Stock the Vendor shall retain in order to reduce the actual value to the estimated Stock value.

Unless the Purchaser notifies the Vendor of the Purchaser’s choice of the excess Stock to be retained by the Vendor within 5 working days of the determination of the actual Stock value the Purchaser shall be deemed to have elected to accept all the Stock and the Purchase Price will be increased accordingly. If it is determined that the actual value of the Stock is lower than the estimated Stock value the Purchase Price shall be reduced by this amount.

6	Completion

6.1	Day and Place: Completion must take place on the Completion Date at the offices of the Vendor’s Solicitor or such other place agreed between the parties.

6.2
Transfer of Business - on Completion: On the Completion Date, against payment of the Purchase Price in accordance with clause 4.1, the Vendor must (with effect from the close of business on the Completion Date) transfer the Business and the Transferred Assets into the possession and control of the Purchaser. In particular, the Vendor must deliver to the Purchaser:

a.	all items comprised in the Stock and any documents of title relating to the Stock;

b.	the Plant and any documents of title (if any) relating to the Plant;

c.	an executed assignment in respect of any Intellectual Property requiring formal assignment in a form acceptable to the Purchaser; and

d.	releases or consents from any relevant secured creditors of the Vendor or any related company of the Vendor to the transfer of the Transferred Assets.

6.3
Transfer of Business - As soon as possible following Completion: As soon as possible following Completion, against payment of the Retention Amount set forth in clause 4.2, the Vendor must deliver to the Purchaser:

a.	assignments or novations to the Purchaser of the Business Contracts (together with all necessary consents to such assignments or novations);

b.
executed copies of the Leases and assignments with the appropriate lessor’s (or sub-lessor’s in the case of a sub-lease) consent endorsed thereon together with the lessee’s (or sub-lessee’s in the case of a sub-lease) original copy of the Leases;

c.
except as contemplated in the US Distribution Agreement (such exception being contingent on the Vendor providing to the Purchaser on Completion the US Distribution Agreement duly executed by the Vendor), evidence that the Vendor has changed its website to delete any reference to the Business or to the word(s) “Micro Paint Repair” and an undertaking that the Vendor and related companies and associated persons shall not in the future use in any business, the name(s) “Micro Paint Repair”

d.	certificates of registration and change of ownership forms for the motor vehicles (if any), and such other items of Plant to which ownership forms apply, duly completed by the Vendor;

e.	all documents and things comprising or evidencing the Goodwill;

f.
all keys to all doors and electronic door openers relating to the Premises and the keys and/or security codes to any alarms which may be situated on the Premises and which in each case are held by all non-retained employees of the Business;

g.	all telephone and facsimile numbers, domain names and email addresses which the Vendor holds principally or exclusively for the Business;

h.	all post office boxes which the Vendor holds principally or exclusively for the Business;

i.	all other documents and things necessary to transfer to the Purchaser full and unencumbered title and access to and possession of the Transferred Assets and the Business.

6.4
Regulatory consent to Licences and Permits: The Vendor will at the Purchaser’s expense use its best efforts to assist the Purchaser to obtain all consents by all regulatory authorities to the transfer of Licences and Permits (or where necessary the grant of new Licences and Permits) permitting the Business (and its various parts) to be carried on by the Purchaser at the Premises.

6.5
Benefit of Guarantees and Warranties: From Completion the Vendor will assign to the Purchaser the benefit of any guarantees or warranties as to materials or workmanship incorporated in or relating to any of the Transferred Assets where such guarantees or warranties are able to be assigned by the Vendor, and hand to the Purchaser any relevant documentation. If the Vendor is unable to assign the benefit of such guarantees or warranties the Vendor will hold the benefit of those guarantees and warranties on trust for the Purchaser.

6.6
Quiet Enjoyment: On and from Completion, the Purchaser will have and enjoy quiet and unencumbered possession of the Transferred Assets. Following Completion the Vendor shall co-operate with the Purchaser to execute such documents and agreements and do all such things as may be reasonably necessary to put the Purchaser in possession of the Business and the Transferred Assets, and this provision will survive Completion.

6.7
Business Contracts Not Assigned: To the extent that any of the Business Contracts are not assigned on Completion or are otherwise not assignable by the Vendor to the Purchaser, the Vendor will hold the relevant Business Contract on trust for the Purchaser and the Purchaser must honour and complete the same at its own cost and the Vendor must immediately on receipt, hold in trust and account to the Purchaser for the goods and/or services or moneys received in respect thereof. The Purchaser hereby indemnifies the Vendor against any claim, action, proceeding, demand, damage, expense or liability arising out of a failure by the Purchaser to honour and complete any such Business Contract.

6.8
Assumption of Liabilities: The Purchaser will assume from the close of business on the Completion Date responsibility for the Assumed Liabilities and, subject to the express provisions of this Agreement, the Purchaser will on and from that date be solely responsible for and will keep the Vendor indemnified against all claims, costs and expenses associated with them.

6.9
Assignment Documentation: The Vendor shall be responsible at the Vendor’s cost, for preparing in draft, assignments or novations of the Business Contracts, Leases, Intellectual Property, Licences and Permits and all other contracts and agreements relating to the Transferred Assets and Business as may be required pursuant to, or in accordance with the intent of, this Agreement. The parties acknowledge and agree that none of the directors and/or shareholders of the Purchaser will provide any guarantees of the obligations of the Purchaser in respect of such assigned contracts. The Purchaser shall, upon receipt of the draft assignments or novations, notify the Vendor whether they are in proper form and each of the parties shall exercise best endeavours to agree on the form of such assignments or novations prior to the Completion Date. The Purchaser may at its sole discretion elect to waive compliance by the Vendor with the provisions of this clause in respect of any or all of such assigned contracts, by giving notice of such waiver to the Vendor at any time prior to Completion.

6.10
Vendor’s Access to Records Following Completion: Following Completion, the Purchaser shall allow the Vendor such access to the Records as shall be reasonably required by the Vendor to allow the Vendor to complete taxation returns and to comply with other statutory obligations.

7	Conduct of Business during the Interim Period

7.1
Ordinary Course of Business: Throughout the Interim Period the Vendor must conduct the Business in its Ordinary Course of Business and take all reasonable steps necessary or desirable to preserve the Goodwill and profitability of the Business and, without limiting the generality of the foregoing, the Vendor must not in relation to the Business without the prior written consent of the Purchaser:

a.
increase the salary or wage or vary the terms or conditions of employment of any Employee unless obligated to do so by law or under the terms of any Employee’s individual or collective employment contract which has been disclosed to the Purchaser prior to the date of this Agreement;

b.	enter into any lease commitment in respect of the Business;

c.	do any act or make any omission which may constitute, and must do anything reasonably necessary to prevent, a breach or default under any Lease, Business Contract or Licence and Permit;

d.	agree to vary, assign, transfer, extend or in any way materially affect the Vendor’s interest as lessee under any of the Leases;

e.	dispose of any Plant;

f.	enter into any agreement for the purchase or lease of Plant;

g.	vary levels of Stock from levels that are reasonable and sufficient for the normal conduct of the Business during the period in question;

h.	licence, transfer, assign or otherwise dispose of any Intellectual Property;

i.	terminate, vary or commit a material breach of, any Business Contract or enter into (or renew) any Business Contract which:

i.	is not in the Ordinary Course of Business;

ii.	is of an onerous or loss-making nature;

iii.	is made with another division of the Vendor or any associated person of the Vendor; or

iv.	is made other than on arm’s length commercial terms; or

v.	imposes a total liability on the Vendor in excess of $25,000, or is for a term of more than three months, or cannot be terminated without penalty by less than one month notice by the Vendor.

j.	make any new policies or procedures affecting the Employees other than as required by law;

k.	make any material change to the number of Employees;

l.
make any change to wholesale prices for products from prices charged during the previous 6 month period, nor charge customers less than those amounts other than in the Ordinary Course of Business or in accordance with existing customer discount or rebate arrangements disclosed to the Purchaser in the course of its due diligence review of the Business and Transferred Assets;

m.
make any change to established terms of trade for any existing customer, nor enter into any new arrangements with customers other than in accordance with the Vendor’s established terms of trade (including as to discount or rebate arrangements); and

n.
take or initiate any steps or actions which may substantially alter the course of the Business or which are likely to materially and adversely affect the Business, its profitability or financial position including the preservation of the goodwill of suppliers, employees, customers and others having commercial relations with the Business.

7.2
Purchaser’s Consent: Where the Vendor is required to seek the consent of the Purchaser to any of the matters set out in clause 7.1, then the Purchaser will use its best endeavours to provide a response to the Vendor within two working days of having first received such a request from the Vendor. Where the Purchaser has not responded to the Vendor within three working days, then the Purchaser will be deemed to have declined such consent. The Purchaser accepts no responsibility or liability whatsoever for or in relation to any consent given, declined or failed to be given by the Purchaser pursuant to this clause 7.2. The Vendor will have no action against the Purchaser in relation to any act, matter or thing arising from any consent given by the Purchaser, and the Vendor irrevocably waives any claim against the Purchaser for loss of opportunity or otherwise arising from the Purchaser’s refusal or failure to give its consent to any of the above matters.

7.3	Purchaser’s Access/Actions: Throughout the Interim Period the Vendor must:

a.	allow the Purchaser or its representatives reasonable access during normal business hours to the Premises, the Employees and the Records;

b.	promptly give to the Purchaser all information the Purchaser may reasonably require concerning the affairs of the Business;

c.
without limiting the Vendor’s obligations under clause 7.1, consult with the Purchaser whenever reasonably required by the Purchaser in relation to the management, operations and affairs of the Business;

d.
use its reasonable endeavours to ensure that any current supply and customer arrangements enjoyed by the Vendor will continue in force and will not be prejudicially affected by the sale of the Business to the Purchaser and furthermore shall not at any time after Completion do anything which might prejudicially affect those arrangements; and

e.
use its best endeavours to ensure that all quality and production standards currently used in the supply of the Vendor’s products will be maintained in all respects, and that such standards meet all necessary government and other regulatory standards for the production of the Vendor’s products in all jurisdictions in which the Vendor operates or sells such products.

8	Clear Title

8.1	Title: The Vendor must on Completion give to the Purchaser clear title to all of the Transferred Assets free from all Encumbrances of whatever nature.

9	Apportionments

9.1
Apportionments: Except as otherwise provided in this Agreement, all outgoings and incomings of the Business of a periodic or recurring nature, as well as Prepayments, will be apportioned as at the Completion Date between the Vendor and the Purchaser.

9.2
Statement: The Vendor will prepare an apportionment statement detailing the matters referred to in clause 9.1 above, and present this to the Purchaser no later than three working days prior to Completion. The result of such apportionment will be paid by the Purchaser on the Completion Date or will be reduced from the Purchase Price where the amount in question results in a liability to the Purchaser.

10	Book Debts

10.1
List of Book Debts: The Vendor and the Purchaser must as soon as possible following Completion cause to be prepared from the accounting records of the Business a list of the Book Debts showing the names of the debtors and the amounts owing to the Vendor by each debtor and the due date for payment of each Book Debt.

10.2	Collection of Book Debts: Following Completion:

a.	the Purchaser must account to the Vendor for any payments it receives in respect of the Book Debts identified in accordance with clause 10.1; and

b.	the Vendor must account to the Purchaser for any payments it receives in respect of book debts due to the Purchaser in respect of the Business after the Completion Date.

For a period of six months following Completion, the Purchaser and the Vendor will on a monthly basis identify what payments are owing to each other under this clause 10.2 and will make an appropriate set-off and balancing payment. In addition, the Purchaser will on and from Completion and as long as any Book Debts are outstanding in good faith and at the Vendor’s expense offer commercially reasonable assistance in collecting Book Debts owed by Customer’s of the Business. Such assistance shall however not extend to offering assistance which the Purchaser reasonably considers detrimental to its business interests.

10.3
Application: All payments received from a debtor by the Vendor or the Purchaser after the Completion Date must be applied to those debts expressly or implied or indicated by the debtor. If it cannot be ascertained which debt or debts a payment received from debtor relates to then the payment must be applied to that debtor’s debts in the order in which they arose.

11	Covenants and Indemnities

11.1	Vendor Covenant: In respect of the period up to and including Completion:

a.	all income, profits and benefits of the Business and the Transferred Assets belong to the Vendor; and

b.
the Vendor must pay, satisfy, discharge and fulfil all costs, claims, expenses, liabilities, obligations and undertakings relating to the Business and the Business Contracts (and in particular any Customer Claims) except to the extent of the Assumed Liabilities;

11.2	Purchaser Covenant: In respect of the period after Completion:

a.	all income, profits and benefits of the Business and the Transferred Assets belong to the Purchaser; and

b.
the Purchaser must pay, satisfy, discharge, and fulfil all costs, claims, expenses, liabilities, obligations and undertakings arising in relation to the Business and the Business Contracts (and in particular any Customer Claims).

11.3
Vendor Indemnity: The Vendor hereby indemnifies the Purchaser against all claims or demands, actions, or proceedings made against the Purchaser and all other claims, actions, proceedings, demands, damages, expenses or liabilities suffered or incurred by the Purchaser arising from or in relation to the Business, the Business Contracts and the Transferred Assets:

a.	the cause of action for which is attributable to any event or circumstances arising prior to or on Completion which has not been disclosed to and assumed by the Purchaser;

b.
which arises from any act of or omission by the Vendor prior to or on Completion (including without limitation, any tort, breach of contract, breach of statutory provision or any criminal or unlawful act of the Vendor or for which the Vendor is vicariously liable); or

c.
which arises from any express or implied warranty or obligation (whether arising by contract, at common law or by statute) assumed by or imposed on the Vendor in relation to the Business Contracts or the operation of the Business prior to or on Completion.

11.4
Further Vendor Indemnity: The Vendor hereby indemnifies the Purchaser against all claims or demands, actions or proceedings made against the Purchaser and all other claims, actions, proceedings, demands, damages expenses or liabilities suffered or incurred by the Purchaser:

a.	which arise from any of the Warranties being untrue or inaccurate; or

b.	which otherwise arise from a breach by the Vendor of this Agreement.

11.5
Purchaser Indemnity: The Purchaser hereby indemnifies the Vendor against any claim, action, proceeding, demand, damage, expense or liability arising out of or connected with any breach by the Purchaser of this Agreement.

11.6	Claim Management:

a.
The Purchaser may elect to manage any Customer Claims for which the Vendor may be liable at the Vendor’s cost. In such event the Purchaser must regularly consult with the Vendor in good faith as to how the claim may be best disposed of in the interests of the Business but the Purchaser may not finally resolve the claim without the prior consent of the Vendor, which consent must not be unreasonably or arbitrarily withheld or delayed.

b.
Where the Vendor manages any Customer Claim the Vendor must not take any action in respect of a Customer Claim which may have an adverse effect on the Purchaser’s relationship with the claimant without in each case first obtaining the consent of the Purchaser, as to how the Customer Claim may be best disposed of in the best interests of the Business. Subject to the above, the final decision on the best method to resolve the Customer Claim will be made by the Vendor, provided that the Vendor may not take any legal proceedings against any customer without first obtaining the Purchaser’s prior written consent to such action.

12	Warranties

12.1
Vendor Warranties: The Vendor hereby warrants and represents to the Purchaser unconditionally and irrevocably the matters of fact stated in Schedule 3 and will be deemed to repeat those warranties and representations continuously until and including the Completion Date, by reference to the facts and circumstances then existing. The Vendor makes the Warranties in the knowledge that:

a.	they have been made and given to induce the Purchaser to enter this Agreement; and

b.	the Purchaser has entered into this Agreement in full reliance on such Warranties.

12.2
Separate and Independent: Each of the Warranties are separate and independent and except as expressly provided, will not be limited by reference to any other paragraph or anything in this Agreement and will continue to subsist notwithstanding Completion.

12.3	Remedy for Breach: If:

a.	it should become apparent at any time prior to or at Completion that the Vendor has committed, or will commit, a Significant breach of any Warranty or any other term of this Agreement; or

b.
prior to or at Completion any other event occurs (not being an event to which clause 12.3a. applies) which, in the Purchaser’s opinion, Significantly affects or is likely to Significantly affect the profitability or financial position of the Business or the value of the Transferred Assets;

then the Purchaser may, without limiting the Purchaser’s other rights and remedies, cancel this Agreement by notice in writing to the Vendor and upon such cancellation the Vendor shall refund to the Purchaser any moneys paid on account of the Purchase Price. Failure by the Purchaser to exercise, or its election not to exercise, the right of termination provided for under this clause 12.3 shall not constitute a waiver of any other right or remedy available to the Purchaser arising out of breach of any such Warranty.

12.4
Disclosed Information: The Warranties will have effect subject to the Disclosed Information and subject to any matter or thing done or omitted to be done after the date of this Agreement at the request in writing or with the approval in writing of the Purchaser. In all other respects the Purchaser’s right to claim against the Vendor for breach of this Agreement (including for breach of Warranty), to seek damages and/or to be indemnified pursuant to clause 12.3, will not be affected or otherwise limited by any investigation conducted by the Purchaser in relation to the Business, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date of execution of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any Warranty, covenant or obligation provided for under this Agreement or otherwise.

12.5
Exclusions from Warranty Claims: No fact, event or circumstance will give rise to a Warranty Claim or to any other loss, claim or damage, whether arising under this Agreement or not, to the extent the relevant facts, events or circumstances:

a.	were known to the Purchaser at the date of Completion, and the Purchaser did not before Completion give notice to the Vendor of that matter;

b.	are expressly provided for under the terms of this Agreement;

c.
arise because of a change or changes in any law, or the introduction of any new law, after the date of this Agreement, or the withdrawal or change of any law or administrative practice of any governmental agency, including any law or change to a law which takes effect retrospectively or the imposition of any tax not imposed, or the increase in any tax imposed, as at the date of this Agreement;

d.	are made good or have been made good to the Purchaser’s reasonable satisfaction without cost or liability to the Purchaser;

e.	would not have arisen but for:

i.	a breach of law or contract, or commission of a tort by the Purchaser;

ii.	any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser or a related company of the Purchaser after Completion; or

iii.	any other obligation or commitment entered into by the Purchaser after Completion;

f.
to the extent the circumstances giving rise to the Warranty Claim result in a savings in tax to the Purchaser or any related company of the Purchaser or would have so resulted had the Purchaser or a related company of the Purchaser availed itself of proper credits, deductions, allowances or other savings in respect of such taxes.

12.6	Interim Period: During the Interim Period, the Vendor must:

a.	immediately disclose to the Purchaser in writing any matter or thing which becomes known to it which does or may result in any of the Warranties being breached or unfulfilled; and

b.	not do anything which might result in any of the Warranties being breached or unfulfilled.

12.7
Procedure for Making Warranty Claim: Should any event occur or any claim arise against the Purchaser in respect of which the Purchaser may seek to make a Warranty Claim against the Vendor, the following provisions will apply:

a.
the Purchaser must promptly give notice to the Vendor of such matter and must not make any payment or admission of any liability in respect thereof, or take any other steps which may in any way prejudice the defence thereof, without the prior written consent of the Vendor, which consent may not be unreasonably or arbitrarily withheld or delayed;

b.
the Purchaser acknowledges that it has a common law duty to mitigate any loss in respect of any Warranty Claim and will take all such steps as are reasonable to mitigate the possibility of the Vendor becoming liable to pay any amount to any party in connection with any such Warranty Claim; and

12.8	Reimbursement for Amounts Recovered:

a.
Insurance: If in respect of any matter which would give rise to a breach of Warranty the Purchaser is entitled to claim under any policy of insurance, such Warranty Claim shall reduce pro tanto to extinguish or reduce any such Warranty Claim. The Purchaser shall use its reasonable endeavours to recover all such claims from its insurers.

b.
Claims: The Purchaser will reimburse the Vendor in cash for amounts paid by the Vendor to the Purchaser in respect of any claim, action or proceeding taken by the Purchaser in relation to this Agreement, whether in relation to a Warranty Claim or otherwise, to the extent to which the same is recovered by the Purchaser from any third party, provided that the Purchaser shall be entitled to first deduct from such amount its reasonable costs and expenses in pursuing any such claim, action or proceeding against any third party.

12.9	Payment of Warranty Claims: A payment made for any breach of Warranty that:

a.	relates to one or more specifically identifiable assets of the Business is to be treated as a reduction in the Purchase Price for the relevant asset; or

b.	does not relate to one or more specifically identifiable assets of the Business, is to be treated as a reduction in the Purchase Price attributable to Goodwill.

12.10	Double Claim: The Purchaser must not recover more than once in respect of any one matter giving rise to a Warranty Claim, or to any other claim, action or proceeding under this Agreement.

12.11	Purchaser: The Purchaser hereby warrants to the Vendor that:

a.	the Purchaser has full power and authority to enter into this Agreement and to carry out the transactions provided for in this Agreement;

b.	the execution, delivery and performance of this Agreement and the confirmation of these transactions by the Purchaser has been duly authorised;

c.
this Agreement has been duly executed by the Purchaser and is valid and binding upon the Purchaser (except as such enforceability may be limited by equitable principles or by bankruptcy, insolvency, liquidation or other laws relating to or affecting creditors rights);

d.
the Purchaser has obtained or will by completion have obtained (as the case may be) all requisite or necessary clearances, authorisations or consents from such regulatory authorities as may be necessary, whether in the United States of America or overseas, for the entry into this Agreement and Completion;

e.	as at the date of execution of this Agreement it was not aware of any fact, matter or thing which would, at that time, entitle the Purchaser to make a Warranty Claim; and

f.
the Purchaser is not insolvent or unable to pay its debts as they fall due and will not become so as a result of entry into this Agreement or the performance of the Purchaser’s obligations under this Agreement.

12.12
No Liquidation of Vendor: The Vendor hereby covenants with and confirms to the Purchaser that, during the Warranty Claim Period, it will not take any action or fail to do any thing which would commence or result in the Vendor being placed in liquidation, a receiver appointed over any or all of its remaining assets.

13	Risk

13.1	Prior to Completion: All of the Transferred Assets will be the sole risk of the Vendor in all respects until Completion.

13.2
Damage Prior to Completion: In the event that prior to Completion any of the Transferred Assets are lost, destroyed or damaged and such loss, destruction or damage has not been made good by repair or replacement by the Completion Date, then the following provisions will apply:

a.
if the loss, destruction or damage is on the Completion Date sufficient to affect the Purchaser Significantly in the carrying on of the Business as it was before the occurrence of the loss, destruction or damage, the Purchaser may:

i.
complete the purchase for the Purchase Price, less a sum equal to the amount of insurance moneys received or receivable by or on behalf of the Vendor in respect of such loss, destruction or damage (plus any insurance excess) provided that no reduction shall be made to the Purchase Price (except to the extent of any insurance excess) if the Vendor’s insurance company has agreed to fully reinstate for the benefit of the Purchaser; or

ii.
cancel this Agreement by notice in writing to the Vendor whereupon the Purchaser will be entitled to the return of any moneys paid by the Purchaser to the Vendor on account of the Purchase Price, and neither party shall have any right or claim against the other; or

b.
if the loss, destruction or damage is on the Completion Date insufficient to affect the Purchaser Significantly in the carrying on of the Business the Purchaser must complete the purchase for the Purchase Price less a sum equal to the amount of the diminution in value of the Business.

13.3	Insurance: The Vendor must keep the Business and the Transferred Assets fully insured until Completion and must:

a.	if required by the Purchaser provide to the Purchaser, on request, true copies of all insurance policies held;

b.	if required by the Purchaser, on satisfaction of the Conditions Precedent, obtain an endorsement of the Purchaser’s interest under this Agreement on all insurance policies; and

c.	not change any policy to reduce the insurance cover or otherwise alter the terms of cover to the possible detriment of the Purchaser or the Business.

13.4	Takeover of Policies: The Purchaser will not be required to take over any insurance policies held by the Vendor on the Completion Date.

14	Employees

14.1
Offer to Employees: On or prior to the Completion Date the Purchaser must offer employment to the Employees. Such offer will be on terms contained in the Purchaser’s standard employment agreement and service with the Vendor will not constitute service with the Purchaser. If an Employee accepts an offer of employment made by the Purchaser then the Vendor will release such Employee from its employment from and including the Completion Date. The parties must use their respective best endeavours to ensure that all Employees accept the offers so made. Any offer of employment by the Purchaser will be subject to each such Employee waiving any claim for compensation for payment or compensation for technical redundancy.

14.2	Redundancy: The Vendor will be responsible for:

a.	any redundancy payment payable to any of the Employees who do not accept the offer of employment by the Purchaser; and

b.	any redundancy payment, whether technical or otherwise, payable to any Employees who do accept the offer of employment by the Purchaser,

to the relevant transferring Employee.

14.3
Vendor pays Employee Entitlements to Employees at Completion: Within 15 days following Completion, the Vendor must pay to the Employees in cash the aggregate amount of all Employee Entitlements, and provide evidence in writing satisfactory to the Purchaser that all such payments have been made.

14.4
Employee Claims Prior to Completion Date: Except to the extent that the Vendor has made payment to the Purchaser in terms of clause 14.3, the Vendor shall remain solely responsible for and shall retain liability for all loss, cost, claims, liabilities and expenses related to the employment of the Employees where the circumstances giving rise to such loss, cost, claims, liabilities and expenses occurred prior to the Completion Date.

14.5
Liability to Non-Transferring Employees: The Vendor must meet all employment related liabilities to any Employee who does not transfer to the Purchaser’s employment by accepting the Purchaser’s offer detailed in clause 14.1.

14.6
Enforcement of Non-Solicitation Provisions: For a period of not more than 12 months after Completion, on receiving notice in writing from the Purchaser, the Vendor will take such steps as are reasonably requested by the Purchaser to enforce any non-solicitation provisions contained within any contract of employment between the Vendor and any Employee that does not transfer to the employment of the Purchaser. The Purchaser hereby irrevocably indemnifies the Vendor against, and agrees to pay, all costs, losses and expenses incurred by the Vendor in undertaking any matters pursuant to this clause 14.6.

15	Notice to Complete and Remedies on Default

15.1
Notice: If Completion does not take place on the Completion Date either party may at any time thereafter (unless the contract has first been cancelled or become void) serve on the other party notice in writing to settle in accordance with this clause. A Completion Notice will be effective only if the party serving it is at the time of service either in all material respects ready, able and willing to proceed to Completion or is not so ready, able and willing to settle only by reason of the default or omission of the other party to this Agreement. If the Purchaser is in possession a Completion Notice may incorporate or be given with a notice under Section 50 of the Property Law Act 1952.

15.2
Obligation to Complete: Upon service of a Completion Notice the party on whom the notice is served must proceed to Completion within 12 working days after the date of service of the notice (excluding the day of service) and in respect of that period time will be of the essence but without prejudice to any intermediate right of cancellation by either party.

15.3
Remedies for Default: If any party does not comply with the terms of a Completion Notice served by the other party then, without prejudice to any other rights or remedies available at law or in equity, the Non-Defaulting Party may:

a.	sue the Defaulting Party for specific performance; and / or

b.	cancel the contract; and/or

c.	pursue either or both of the following remedies namely:

i.
where the Non-Defaulting Party cancels the Agreement, any moneys paid by the Defaulting Party (but not exceeding in all 10% of the Purchase Price) shall be forfeited to and retained by the Non-Defaulting Party; and/or

ii.	the Non-Defaulting Party may sue the Defaulting Party for damages.

15.4
Extension of Time: A party serving a Completion Notice may at the request or with the consent of the other party extend the term of the notice for one or more specifically stated periods of time. The term of the Completion Notice will be deemed to expire on the last day of the extended period or periods and it will operate as though this clause stipulated such extended period(s) of notice in lieu of the period otherwise applicable and time will be of the essence of the Agreement accordingly. An extension may be given either before or after the expiry of the period otherwise applicable.

15.5	Specific Performance: Nothing in this clause will preclude a party from suing for specific performance without giving a Completion Notice.

16	Goods and Services Tax

16.1
No GST: The parties are contracting on the understanding that the transactions undertaken pursuant to this Agreement do not attract GST and that if they do that the Purchase Price is inclusive of any GST.

17	Other Vendor matters

17.1
Transfer of software: The Vendor shall on and following Completion provide such assistance as the Purchaser shall require to transfer the software relating to the Business to the Purchaser’s hardware. Pending transfer of the software to the Purchaser’s hardware, the Vendor will hold the relevant software on trust for the Purchaser.

17.2
AutoXperience name: In consideration of the Purchase Price, the Vendor grants to the Purchaser an irrevocable, world-wide, royalty free, perpetual and non-exclusive license to the “AutoXperience” name for use by the Purchaser in the Business.

18	Restraint of Trade

18.1
Covenants of the Restrained Party: In consideration of the Purchase Price paid to the Vendor and in consideration of the Purchaser entering into this Agreement at the request of the Restrained Parties, the Restrained Parties hereby covenant with the Purchaser that they will not, except as contemplated in the US Distribution Agreement or with the prior written consent of the Purchaser, for a period of 6 years from the Completion Date:

a.
Carrying on/Interest in Business: either directly or indirectly carry on or in any way assist or be interested in either alone or in partnership with or as manager, agent, director, trustee, financier, shareholder or employee of any person in any business similar to the Business (“Restricted Business”) provided that nothing contained in this clause will prevent any Restrained Party from holding in the aggregate up to 5% of the issued shares of, or any securities, in any company which carries on any part of the Restricted Business, the shares or securities of which are listed on the New Zealand Stock Exchange; or

b.
Orders for Goods or Services: on that Restrained Party’s own account or as an agent of any person canvass or solicit, accept orders for any goods or services similar to or competing with the goods or services which have been or are at any time sold or supplied in the Ordinary Course of the Business, or in the normal operations of the Purchaser or any related company or associated person of the Purchaser; or

c.
Entice Employees or Customers: directly or indirectly for that Restrained Party or on behalf of or in conjunction with any person, solicit or entice any of the Employees or the employees of the Purchaser or any related company to terminate their employment with the Purchaser or such related company or induce or endeavour to induce any existing or future customer of, or supplier to the Business or the Purchaser or related company in respect of the Business or the business of the Purchaser or related company to cease to be or fail to become a customer of, or supplier to the Business, the Purchaser or related company.

18.2	Additional Covenants: The Vendor further covenants with the Purchaser that following the Completion Date no Restrained Party will without the prior written consent of the Purchaser:

a.	Use or Disclose Information: make use of or disclose any information of a secret or confidential nature relating to the affairs of the Business;

b.	Representation: represent that Restrained Party as being in any way connected with or interested in the affairs of the Business, the Purchaser or a related company; or

c.
Detriment: use any information concerning the Business for that Restrained Party’s own benefit or to the detriment or intended or probable detriment of the Business, the Purchaser or a related company.

18.3
Waiver: The provisions of this clause may from time to time be waived in writing in whole or in part by the Purchaser either with or without conditions. To the extent of any such waiver and on compliance with such conditions (if any) the Restrained Party(s) concerned will be relieved of their obligations under this clause. Any such waiver may be withdrawn on reasonable notice by the Purchaser.

18.4
Severability: Each of the covenants contained in clauses 18.1and 18.2 shall be read and construed independently of the other covenants herein contained so that if one or more shall be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining covenants shall be valid to the extent that they are not held to be so invalid. While the covenants contained in clauses 18.1 and 18.2 are considered by the parties to be reasonable in all circumstances if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope such covenants shall apply with such modifications as may be necessary to make them valid and effective.

18.5
Injunction: Irreparable damage may result to the Purchaser and/or a related company in the event of a breach of clauses 18.1 or 18.2 and in such event the Purchaser and/or a related company shall be entitled, in addition to any other remedy available, to an injunction to restrain any breach or reasonably anticipated breach by any of the Restrained Parties and any person or company acting for or through or with any of the Restrained Parties.

18.6	Acknowledgement: The Vendor acknowledges that:

a.
the Purchase Price was assessed and accepted by the Purchaser being dependent upon the Restrained Parties giving the covenants described in clauses 18.1 and 18.2, and that the provisions contained in clauses 18.1 and 18.2 are solely for the protection of the Purchaser;

b.	the covenants described in clauses 18.1 and 18.2 are significant to the Purchaser’s decision to enter into this Agreement; and

c.	the covenants described in clause 18.1 are fair and reasonable with regard to the subject matter, area and duration and reasonably required by the Purchaser to protect itself.

18.7	Assignment: The benefit of the covenants contained in clauses 18.1 and 18.2 may be assigned in whole or in part by the Purchaser.

18.8	Formality: The Restrained Parties shall duly enter into an agreement with the Purchaser documenting the restraint of trade should the Purchaser so request.

19	Further Assurances

19.1
Each party will, at its own expense and when requested by another party, promptly sign and deliver, execute, procure, pass and do all such further documents, acts, matters, resolutions and things as may be necessary or desirable for effecting the transactions contemplated by this Agreement.

20	Amendments

20.1	No amendment to this Agreement will be effective unless it is in writing and signed by all the parties.

21	Waiver

21.1
Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement or under any of the documents delivered in connection with this Agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement or other document.

21.2	Any waiver or consent given by any party under this Agreement will only be effective and binding on that party if it is given or confirmed in writing by that party.

21.3	No waiver of a breach of any term of this Agreement will operate as a waiver of any subsequent breach of that term or of a breach of any other term of this Agreement.

22	Confidentiality and Publicity

22.1	Confidentiality: No party may reveal any information concerning this Agreement or its subject matter to any third party other than:

a.	as required by law, rule or regulation, or any relevant stock exchange listing rules;

b.	in good faith and in proper furtherance of the objects of this Agreement;

c.	to those of its employees, officers, investors, shareholders, professional or financial advisers and bankers as reasonably necessary but only on a strictly confidential basis;

d.	to enforce its rights or to defend any claim or action under this Agreement; or

e.	information already in the public domain through no fault of that party.

22.2
Publicity: No party may issue any press release of information or other public announcement concerning this Agreement or its subject matter to the news media without the prior approval of all parties, except where such is required by law, rule or regulation or any relevant stock exchange listing rules, in which case the party proposing to issue the press release or make the public announcement must use reasonable endeavours to consult with the other parties prior to issuing or making the same.

23	Non-Merger

23.1
The agreements, obligations, indemnities and warranties contained in this Agreement will, notwithstanding any rule to the contrary, not merge on completion of the transactions contemplated by it but will remain in full force until satisfied.

24	No Assignment

24.1	No party may assign or be relieved of its rights or obligations under this Agreement without the prior written consent of all parties.

25	Partial Invalidity

25.1
If any provision of this Agreement or its application to any party or circumstance is or becomes invalid, or is held to be illegal or unenforceable to any extent, the remainder of this Agreement and its application will not be affected and will remain enforceable to the greatest extent permitted by law.

26	Third Parties

26.1	Except as specifically provided, nothing in this Agreement is intended to confer a benefit upon any third party under the Contracts (Privity) Act 1982 (New Zealand).

27	Counterparts

27.1
Copies: This Agreement may be executed in any number of counterpart copies each of which will constitute an original of this Agreement, and all of which together will constitute one and the same instrument.

27.2
Execution: A party may enter into this Agreement by signing a counterpart copy and sending it to the other parties including by facsimile or by scanned copy attached to an email. Each of the parties shall promptly sign the original copies of this Agreement (such copies to be signed by all the parties) after the execution of counterparts. However, delay or failure by any party to deliver to the other party the original executed counterpart exchanged by facsimile or email will not affect the validity of this Agreement.

28	Time of Essence

28.1	Time will be of the essence in the performance by any party of its obligations under this Agreement.

29	Rights Cumulative

29.1	The rights of the parties under this Agreement are cumulative and are not exclusive of any other rights and remedies available to any party.

30	Notices

30.1
Service of notices: Any notice given pursuant to this Agreement must be in writing and (with the exception of email) signed by a person duly authorised by the sender. Any such notice will be deemed to be validly given if personally delivered, posted, or forwarded by facsimile transmission or email to the address of the party to be notified set forth below or to such other address as the party to be notified may designate by written notice given to all other parties:

Vendor:	NeoMedia Technologies, Inc.

Facsimile:	+1 239 337 3668
Attention:	William Hoffman, CEO

With a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP, Wachovia Financial Center, 200 S. Biscayne Blvd, 20th Floor, Miami, Florida 33131

Attention:	Clayton E. Parker
Telephone:	305-539-3300
Facsimile:	305-358-7095

Purchaser:

Facsimile:
Email:
Attention:

With a copy to:

Knight Coldicutt, Private Box 106214, Auckland City 1143, New Zealand

Attention:	Mike Alexander
Telephone:	+64 9 306 1893
Facsimile:	+64 9 309 2777

30.2	Time of service: Any notice given pursuant to this Agreement will be deemed to be validly given:

a.	in the case of delivery by hand, on delivery at the address of the addressee provided at clause 30.1;

b.
in the case of facsimile transmission, on receipt by the sender of an acknowledgement or transmission report generated by the transmitting facsimile machine and which confirms transmission of that facsimile in its entirety;

c.	in the case of posting, on the fifth working day following the date of posting; or

d.	in the case of email, on receipt by the sender of an email message indicating that the email has been opened at the recipient’s terminal,

provided that any notice personally delivered or, in the case of a facsimile or email, sent or received either after 5 pm on a working day or on any day that is not a working day will be deemed to have been received at 9am on the next working day, it being agreed that for the purposes of this clause only, working day has the meaning given that term at clause 1.2 but modified to apply to the place of receipt of such notice or communication.

31	Governing Law and Jurisdiction

31.1
Governing Law and Jurisdiction: This Agreement will be construed and take effect as a contract made in New Zealand and will be governed by New Zealand law, and the parties submit to the non-exclusive jurisdiction of the New Zealand courts, and the courts competent to determine appeals from those courts.

31.2
United Nations Convention: If this Agreement comprises or includes a sale of goods to which the United Nations Convention on International Sale of Goods would apply, the parties acknowledge and agree that the application of the Convention will be excluded to the maximum extent permitted by law.

32	Costs

32.1	Except as may be otherwise provided in this Agreement, each party shall bear its own costs in relation to the negotiation, preparation, execution and performance of this Agreement.

Execution

Signed for and on behalf of NeoMedia Technologies, Inc. by	/s/ Scott Womble
Name
Authorised Signatory

Signed for and on behalf of NeoMedia Micro Paint Repair, Inc. by	/s/ Scott Womble
Name
Authorised Signatory

Signed for and on behalf of Micro Paint Holdings Limited by two of its directors:	/s/ Les Ellison
	Name	Name
	Director	Director

Schedule 1

Employees

Name of Employee	Commenced Employment	Current Position	Current Salary	Entitlement to Notice
Crowe, Jonas	02/09/04	Quality Control Specialist	69,015.12
Hill, Robin	02/09/04	Dir. Technical Support	68,370.00
Hill, Kelly	02/09/04	Dir. Of Training	83,968.32
Hill, Shaun	02/09/04	Research & Development	83,968.32
Mundy, Brigitte	02/09/04	Dealer Operations & Office Manager	44,859.84
Seigo, Cherie	02/09/04	Production/Distribution Manager	37,312.08
Thomas, Ronny	02/09/04	Assistant Trainer	83,183.52
Tham, Justin	10/04/07	Detailer	$14/hr

Schedule 2

Leased Premises

Street Address	1, 343 Forge Road, SE, Calgary, Alberta, Canada
Landlord	Stan and Linda Hill
Term of Lease	5 years (September 1, 2003 to September 1, 2008)
Rights of Renewal	None
Final Expiry Date	September 1, 2008
Rent	$2,400 per month (C$28,800 annual rent)
Next Rent Review	N/A
Other	Condo Association fees of C$472.50 per month

Schedule 3

Warranties and Representations

1	Capacity, Standing & Power

1.1	The Vendor has full power and authority to enter into this Agreement and to carry out the transactions provided for in this Agreement.

1.2	The execution, delivery and performance of this Agreement and the confirmation of these transactions by the Vendor has been duly authorised.

1.3	This Agreement has been duly executed by the Vendor and is valid and binding upon the Vendor.

1.4	Neither the entry into this Agreement, nor the exercise of any right or the performance of any obligation under it will:

a.	contravene any law to which the Vendor is subject; or

b.
conflict with, or result in the breach of, any agreement, document, arrangement, obligation or duty to which the Vendor is a party, or by which the Vendor or any of the Vendor’s assets may be bound; or

c.	violate any of the documents constituting the Vendor or cause any limitation on any of the Vendor’s powers, or on the right or ability of the Vendor’s directors to exercise such powers to be exceeded.

2	Financial

2.1
The Financial Statements have been prepared in accordance with generally accepted accounting practice and are in all material respects true and accurate and give a true and fair view of the financial position and results of the Business for the period ended on the Accounting Date and do not include or omit anything which renders the Financial Statements misleading.

2.2
The Management Accounts are in all material respects true and accurate and give a true and fair view of the financial position and results of the Business for the relevant period and do not include or omit anything which renders the financial statements misleading.

2.3	The profits of the Business disclosed in the Financial Statements have not resulted from:

a.	the inclusion of non-recurring, extraordinary or abnormal items of income;

b.	transactions entered into other than in the ordinary and usual course of the Business and on arms-length terms; or

c.	other factors rendering the profits for the relevant period abnormally high.

2.4	Without limiting any other Warranty, due provision has been made in the Financial Statements:

a.	for bad or doubtful debts;

b.	Obsolete Stock;

c.	all material liabilities of the Business whether actual, prospective, contingent or otherwise; and

d.	every material financial commitment of the Vendor in relation to the Business.

2.5
Each of the Assumed Liabilities was incurred in the proper and ordinary course of the Business, none of the Assumed Liabilities is overdue for payment or is in any way in dispute, and the Business has received or will receive, in each case, full consideration and fair value for each Assumed Liability.

3	Business since the Accounting Date

3.1
Since the Accounting Date the Business has been diligently carried on in the Ordinary Course of Business and there has not been any material and adverse change in the Transferred Assets or financial condition of the Business or any liability or obligation incurred or agreed to be incurred or any assets disposed of or agreed to be disposed of otherwise than in the Ordinary Course of Business.

4	Books and Records

4.1	All proper and necessary books of account and records:

a.	have been maintained by the Vendor in relation to the Business and are accurate and complete;

b.	are in the possession or control of the Vendor;

c.	give a true and fair view of all matters which ought to appear therein and do not contain material inaccuracies or discrepancies of any kind; and

d.	have been maintained in accordance with all applicable laws and regulations including (as appropriate) generally accepted accounting principles.

5	Material Disclosure

5.1
All information which has been or will prior to the Completion Date be given by or on behalf of the Vendor (whether by any director, agent, professional advisor or other representative of the Vendor) to the Purchaser or any director, agent or professional adviser or other representative of the Purchaser in respect of the Vendor, the Business, the Transferred Assets or any subsidiary company of the Vendor was or will be when given true, complete and accurate in all respects. The Vendor has disclosed to the Purchaser all information and facts relating to the Business and the Transferred Assets (including financial information) which are or may be material for disclosure to a purchaser of the Business and Transferred Assets.

5.2
Other than as disclosed in the Disclosed Information, the Vendor is not aware of any circumstances which might reasonably be expected to materially and adversely affect the financial position, business, assets or profitability of the Vendor or which might reasonably affect the willingness of a purchaser to purchase the Business or the Transferred Assets on the terms (including price) of this Agreement.

5.3	The information contained or referred to in the Disclosed Information is accurate and complete in all respects and no fact or matter renders any such information false or misleading.

6	Business Contracts

6.1
There are not now nor will there be at Completion any agreements, arrangements or undertakings in force in relation to the Business other than the Business Contracts, and all Business Contracts have been disclosed to the Purchaser.

6.2	All the Business Contracts are valid and binding and will be enforceable by the Purchaser upon Completion.

6.3	The Vendor is not now and will not on Completion be in breach of any of the Business Contracts, and the Vendor is not aware of any breach of any Business Contract by the relevant counter-party.

6.4
No Business Contracts will be adversely affected or become determinable as a result of the sale of the Business to the Purchaser and the Vendor is not aware of any problems in the management or operation of any of the Business Contracts.

6.5	No offer, tender, quotation or the like given or made by the Vendor in respect of the Business is capable of giving rise to a contract merely by any unilateral act of a third party.

6.6
All hedging contracts to which the Vendor or any subsidiary or related company is a party are recorded in a register, and all material details of each such contract has been fully disclosed in writing to the Purchaser prior to the date of this Agreement.

6.7	The Vendor has no onerous or long-term contracts or any unusual or exceptional liability or commitment in connection with the Business the burden of which would pass to the Purchaser.

6.8	The Vendor has not entered into any contract or agreement with any associated person of the Vendor, or other than on the basis of arms length commercial terms.

6.9
Neither the Vendor nor any associated person of the Vendor is a party to any agreement or arrangement which will continue in effect after the Completion Date requiring it or the Purchaser to share the profits of the Business or pay any royalties relating to the Business or to waive or abandon any rights to which it is entitled relating to the Business.

7	Consequences of Sale of the Business

7.1	The Vendor is not aware of any circumstances indicating that from and after the Completion Date:

a.	any supplier to the Business might cease or reduce its supplies or services to the Business;

b.	any customer, or other person having business dealings with the Business, might cease or reduce its dealings with the Business; or

c.
any agreement in force in relation to the Business (including any licence with any licensee relating to the Business) will be breached or give the other party an opportunity to terminate that agreement or licence as a result of the terms of this Agreement.

8	Title

8.1
The Vendor is the legal and beneficial owner of and has good and marketable title to the Business and to all the Transferred Assets agreed to be sold (other than for the Leased Plant) and there are not now nor will there be outstanding at Completion any Encumbrance or other third party rights affecting any of the Transferred Assets or the Business.

8.2
All payments due under any agreements in respect of the Leased Plant are paid up to date and the Vendor is not in breach of any such agreements. The Leased Plant constitutes all of the leased or hired plant or equipment used in the Business.

9	No Pre-Payments

9.1
Other than to the extent provision has been made for any such amount pursuant to clause 9.1, there are no customers of the Business who have been billed in respect of work yet to be performed by the Vendor in relation to the Business.

10	Condition of Inventory and Plant

10.1	All Plant:

a.	is in good condition and proper working order;

b.	is located at the Premises;

c.	is capable of being operated fully and efficiently for the purpose for which it was acquired;

d.	has been maintained in accordance with prudent business practice and (where applicable) manufacturers’ recommended maintenance procedures;

e.	is supplied complete with all applicable safety manuals and operating manuals or instructions;

f.	is safe and without risks to health when used in accordance with the operating manuals or instructions provided by the Vendor; and

g.	has been designed, made, and maintained so that it is safe for any reasonable use.

11	Litigation/Solvency

11.1
The Vendor is not involved in any litigation, arbitration, prosecution or other legal proceedings, claims or actions before any court, authority or governmental body (“Proceedings”) involving the Business or the Transferred Assets, whether as plaintiff, defendant or otherwise.

11.2
There are no Proceedings that have been threatened or are pending against the Vendor or any related company of the Vendor and the Vendor is not aware of any circumstances which might give rise to the same.

11.3
There is not any unsatisfied or outstanding judgment or award outstanding against the Vendor in respect of the Business and no execution or process of any court or authority has been issued against or levied or enforced upon the Vendor in respect of the Business or any of the Transferred Assets, and the Vendor is not aware of any matter that may give rise to any such process.

11.4
The Vendor has not been placed under statutory management or gone into liquidation or passed any resolution that it go into liquidation and no application to put it into liquidation has been presented or threatened and no meetings called with a view to passing any such resolution, and there are no statutory demands or writs of execution in existence against it nor has a receiver or manager been appointed (or is anticipated or threatened to be appointed) of the whole or any part of the undertaking or the assets or property of the Vendor or the Business nor has there been any similar occurrence.

11.5
The Vendor is solvent, able to pay its debts as they fall due and will not become insolvent as a result of the entry into this Agreement or the performance of the Vendor’s obligations under this Agreement.

11.6
To the extent that any of the following facts might affect the value of the Transferred Assets, the reputation of the Business or the ability of the Vendor to sell the Transferred Assets, none of the officers of the Vendor:

a.	have been prosecuted or convicted or are liable to be prosecuted or convicted of any criminal offence (other than a minor traffic offence not resulting in imprisonment);

b.	are the subject of any unsatisfied order or judgment against him or her or have any order made in respect of him or her;

c.	have been adjudged bankrupt or have committed an act of bankruptcy or have compounded with his or her creditors generally; or

d.	are in breach of any of the provisions of any laws relating to the conduct of the Business.

12	The Premises

12.1	Except with respect to the Excluded Assets, the Vendor does not use for the purpose of the Business any premises other than the Premises.

12.2
The uses to which the Premises are put, and any proposed uses of the Premises, are not subject to restrictions or conditions and conform to all applicable legislation, all necessary planning permissions, resource consents, building consents and other applicable statutory, local body or other regulatory requirements.

12.3	No part of the Premises has been sublet and no arrangement has been entered into whereby any other person has obtained the use and occupation of all or any part of the Premises.

12.4
All restrictions, conditions and covenants affecting the Premises have been disclosed to the Purchaser and complied with and no act or omission on the part of the Vendor has occurred (nor pending Completion will occur) which would cause or permit the forfeiture or termination of the Vendor’s right to occupy or use for the Business any of the Premises.

12.5	With respect to the Leases:

a.	the Vendor has a good marketable title as lessee;

b.	each Lease of the Premises is valid, legal and binding in accordance with its terms, and, where required, duly stamped and/or registered;

c.	the Vendor has duly performed and observed all the covenants and other obligations on the Vendor’s part contained in each Lease;

d.	no event has occurred which may be grounds for termination of any Lease;

e.
all licences, consents and approvals required from the lessors, any superior lessors and any mortgagees to or in respect of each Lease have been obtained and the covenants and obligations on the part of the lessee contained in the licences, consents and approvals have been duly performed and observed;

f.	there has not been any amendment, waiver, variation or surrender of any Lease; and

g.	the Vendor has not received any notice of rent review and no rent reviews are currently in progress.

12.6	There are no arrears of general or water rates or charges outstanding on the Premises.

12.7	Where the Vendor has done or caused or permitted to be done on the Premises any works for which a permit or building consent or other authorisation was required by law:

a.	the required permit, consent or authorisation was obtained;

b.	the works were completed in compliance with that permit, consent or authorisation;

c.	where appropriate, a code compliance certificate was issued for those works; and

d.	all obligations imposed under any applicable law were fully complied with.

13	Employees of the Business

13.1	There is no dispute outstanding, threatened or pending with any of the Employees in relation to their employment in the Business.

13.2	The Vendor is not a party to any collective employment agreement.

13.3
No discussions or negotiations have been conducted with, and no bargaining process has been initiated by, any union or association, and there are no current, pending or threatened industrial disputes, actions, strikes or work stoppages.

13.4
Any employee entitlements paid to the Purchaser in terms of clause 14.3 of this Agreement will be adequate and will be determined in accordance with prudent accounting practices and will not be less than the legal entitlements of the Employees, or the entitlements of the Employees if any contingency to which the entitlement is subject, occurs.

13.5
The Vendor has complied with all contractual, statutory, legal and fiscal obligations of and in relation to the employment of the Employees prior to Completion including all codes of practice, collective and individual employment agreements.

13.6
There is no contract, agreement or arrangement whereby or pursuant to which the Vendor is liable to be or become bound now or at any time in the future to pay any superannuation payment or benefit, pension, retiring, death or other allowance or deferred compensation to any person.

14	Restriction on Purchaser

14.1	To the best of the Vendor’s knowledge, information and belief, there is no restriction on the right of the Purchaser to carry on the Business which is not now applicable to the Vendor.

15	Compliance with Laws

15.1
The Business has been conducted, and the Vendor has complied in the conduct of such Business, in all respects in accordance with all applicable laws and regulations of the states and/or countries in which the Business operates and there is not outstanding in relation to the Business any order, decree or judgment of any court, tribunal or governmental agency which might have a material adverse effect upon the Business or the Transferred Assets.

16	Intellectual Property

16.1
The Vendor is the sole beneficial owner of the Intellectual Property and (where such property is capable of registration) the registered proprietor. No third party has been authorised to make any use of, nor has the right to acquire the use of, the Intellectual Property.

16.2
The Vendor has not at any time owned or used nor at Completion will it use in connection with the Business any intellectual property other than the Intellectual Property, and such Intellectual Property comprises all the intellectual and industrial property necessary for the continued conduct of the Business in the same manner as the Business is conducted by the Vendor at the date of this Agreement.

16.3
No disclosure has been made to any person (except in the Ordinary Course of the Business) of any know-how, trade secrets or lists of customers used in or relating to the Business, and the Business does not use any confidential information of any third party.

16.4
The Intellectual Property includes all chemical formulations and proprietary processes, the registered and unregistered trade marks, designs, patents, slogans, brands and domain names and rights to (including copyright in) websites and all web-based products owned or used by the Vendor in the conduct of the Business.

16.5	The Vendor is not a licensee of any intellectual property.

16.6
The use of the Intellectual Property in the operation of the Business does not infringe and has not infringed any intellectual property rights of third parties, there has been no claim or challenge by third parties as to the validity or enforceability of any Intellectual Property and there is no reason to believe there could be any such challenge.

16.7
The Vendor has a valid and enforceable right to use the Intellectual Property in the jurisdictions in which the Vendor presently uses it and the Vendor has the right to exploit the Intellectual Property in the manner in which it is now exploited in the operation of the Business.

16.8
The Vendor’s rights to exploit the Intellectual Property will not be liable to termination, rescission, avoidance or repudiation by any party as a result of the execution or completion of this Agreement.

16.9
The Vendor has not received any written notice or claim nor is it aware that any of the Stock (or other products or services manufactured or provided by the Vendor in the Business) infringes any intellectual property rights of any third party anywhere in the world (in which it will be sold) or involves the use of any confidential information of any third party.

16.10
The Vendor has the right, against its contractors, consultants, staff and officers, to claim ownership of and title to all intellectual property rights and confidential information generated by those persons in the course of, or in connection with, their employment or association with the Business.

17	All Insurances Disclosed

17.1	The Vendor has produced to the Purchaser all insurance policies in effect over the Business and the Transferred Assets (“Policies”).

17.2	The Policies are in force and, pending Completion, the Vendor will maintain them and will not do or omit to do or allow to be done anything whereby any Policy may become void or voidable.

17.3	There has been no act or omission on the part of any person whereby any Policy may become void or voidable in whole or in part.

17.4	There is no claim pending or outstanding and no event has occurred which has or may result in a claim under any of the Policies.

17.5	The Policies are adequate to cover risks reasonably foreseeable in relation to the Business and the Transferred Assets.

18	Environmental Matters

18.1	The Vendor has in relation to the conduct of the Business and its occupation, use and development of the Premises:

a.	acted in accordance with best practice from time to time in relation to all matters and practices affecting or which might affect the Environment; and

b.
obtained and complied with all consents necessary, desirable or advisable under Environmental Law and has always had and complied with all such consents from time to time necessary, desirable or advisable under Environmental Law, whether in relation to the conduct of the Business, the occupation, use and development of the Premises, or the disposal, handling, management, treatment or transport of waste. So far as the Vendor is aware, there are no likely changes in any such consents (including amendments, renewal or cancellation), or in any applicable law, and no new laws, that would require any significant additional expense to ensure compliance. All such consents are valid and subsisting to the extent that they are necessary, advisable or desirable for the Business as now carried on. No notification or indication (formal or informal) has been received, and it is not anticipated, that further consents may be required, or that any existing consent may be withdrawn, limited, restricted, amended, not renewed, not renewed in full, or otherwise adversely affected.

18.2	Neither the Vendor nor anyone who previously owned or operated all or any part of the Business nor to the best of the Vendor’s knowledge any prior occupier or user of the Premises:

a.
has caused, permitted or contributed to any pollution, contamination, release, discharge, or omission whatsoever, or done or omitted to do any other thing which has damaged the Environment, presents a threat to the Environment or which has given or could give rise to any action under, or violation of, Environmental Law; or

b.
has spilled, discharged, disposed, displaced, emitted, released, or otherwise caused to become located anywhere in the Environment any contaminant, pollutant or other Substance, or caused any other event or circumstances to occur or exist, that may be harmful to human health or the Environment (or that would or might be harmful if emitted, discharged or released); or

c.	has permitted any event referred to in b. above to occur or to be threatened; or

d.
uses, stores, treats, transports, produces (whether as a product, by-product or otherwise), or otherwise manages or has on any Premises or other property any Substance mentioned in b. above, or has ever done any such thing; or

e.	has received any complaints or inquiries from employees, neighbours or any other person or body in respect of any matter related to the Environment or Environmental Law; or

f.
is aware (after due and careful inquiry) of any circumstances that may lead to, or be included in, any investigation, inquiry, order, decree, judgment, notice or other communication or that may lead to the withdrawal, limitation, restriction, amendment, non-renewal, non-renewal in full of or any other matter affecting, any consent; or

g.
has done or permitted any act, or allowed or permitted any omission to arise that could give rise under Environmental Law to any criminal or civil liability or statutory liability (including Remedial Work) or which would require the carrying out of any Remedial Work.

18.3	The land upon which the Premises are situated is not contaminated by any hazardous substance.

19	All Consents Held

19.1
The Vendor has all Licences and Permits required for carrying on the Business and ownership of the Transferred Assets and is not in breach of the terms or conditions of such Licenses and Permits. There are no pending or threatened proceedings which might in any way affect the Licenses and Permits. Pending Completion, the Vendor will not do or omit to do or suffer to be done any act or thing whereby any of those Licenses and Permits could be revoked or withdrawn.

19.2
None of the consents referred to in paragraph 19.1 will be in any way prejudiced or revoked in consequence of the sale and purchase of the Business or the Transferred Assets recorded in this Agreement.

19.3	The Vendor has disclosed to the Purchaser prior to the date of this Agreement:

a.	all consents and licences held by the Vendor in relation to the carrying on of the Business; and

b.	all conditions and notices attaching or applicable to the licences and consents.

20	Vendor’s Other Interests

20.1
Except as contemplated in the US Distribution Agreement, neither the Vendor, the Covenantors nor any of their related companies nor any other person connected or associated with the Vendor has any interest, directly or indirectly, in any business which is or is likely to be or become competitive with the Business.

21	Health and Safety

21.1	The Business has not been and is not the subject of:

a.	a written warning from an inspector;

b.	an improvement notice;

c.	a prohibition notice;

d.	an infringement notice;

e.	a conviction for an offence under any health and safety legislation, law or regulation;

f.	a hazard notice; or

g.	a compliance order,

and the Vendor is not aware of any matter which might lead to or give rise to any such matter being issued or occurring or otherwise of any claim, prosecution or investigation.

21.2
All obligations under any health and safety legislation, law or regulation in respect of the Business have been fully complied with and there are no grounds existing which would provide the basis for a claim that there has not been full compliance with those obligations.

22	Computer Hardware

22.1	The Transferred Assets include all items of computer hardware (including operating systems) which are used in the Business in Calgary, Alberta, Canada.

22.2	All such computer hardware and computer systems:

a.	are in full operating order and are fulfilling the purposes for which they were acquired or established in an efficient manner without significant downtime or errors;

b.	are owned and under the sole control of the Vendor, and are not shared with or used by or on behalf of or accessible by any other person; and

c.	are not obsolete and are not likely to be in need of replacement or substantial upgrading within two years after Completion.

22.3
The Business Contracts include all maintenance contracts for such computer hardware and operating systems and to the best of the Vendor’s knowledge there is no reason to believe that those maintenance contracts will not be renewed by the other contracting party upon their expiry (if so required by the Purchaser).

22.4	The Vendor has not suffered any material failures or breakdowns of the computer hardware which it used in the year preceding the date of this Agreement.

22.5
All records and data stored by electronic means are capable of ready access through the present computer systems of the Vendor and will be fully and effectively transferred to the Purchaser on Completion.

23	Computer Software

23.1
The Transferred Assets include all computer software (including programmes held on silicon chips, disks and any other media, manuals and operator guides) used in the Business and the terms of any licences on which such software is used have been disclosed to the Purchaser prior to the date of this Agreement.

23.2
The Business Contracts include all software support contracts for all items of such software which the Vendor uses and there is no reason to believe that those contracts will not be renewed by the other contracting party upon their expiry (if so required by the Purchaser).

23.3
The Vendor has not suffered any material failures or bugs in or breakdowns of such software (except arising from operator error not based on inadequate manuals) in the year preceding the date of this Agreement.

23.4
The Vendor is either the owner of or the authorised licensee of all software used in the course of the Business and the use of any software not owned by the Vendor has been properly licensed to the Vendor and is being used only in accordance with such licence and further, any payments required in respect of any such software have been paid or will be paid up to the Completion Date. All software which is not owned by the Vendor is assignable to the Purchaser without cost to the Purchaser.

23.5
In the case of software written or commissioned by the Vendor for use in the Business, all copyright in such software or the source code is owned exclusively by the Vendor, and no other person has rights in or rights to use that software or source code or copies of that software or source code.

23.6	The Vendor has in place all reasonable and prudent back-up systems and such arrangements and back-up tapes, disks and other records will be transferred to the Purchaser on the Completion Date.

Schedule 4

Disclosed Information

Schedule 5

Business Contracts

All licences of or relating to the software used in and by the Business including the Adobe PageMaker and Photoshop software used in and by the Business

The distribution agreements/arrangements listed in the following schedule of contracts

As of October 25, 2007

Contract Type	Contract Party

SUPPLIER CONTRACTS
Conditions of Sale	E.I. DuPont Canada
Supply Agreement	DuPont de Nemours (Belgium) BVBA
Automtive Refinish Distribution Agreement	PPG Paints Trading (Shanghai) Co. Ltd.

DISTRIBUTOR CONTRACTS
Distribution Agreement	Auto Preservation, Inc.
Distribution Agreement	Crackmaster Distributors Ltd./Chipmaster Auto Paint Systems
Distribution Agreement	Chip Repair Systems of Saskatchewan
Sole Agent Agreement	Beijing Sino-US Jinche Yingang Auto Technological Services Ltd.
Distributorship Agreement	Cory Kohlman
Distribution Agreement	MDA Co-Auto Ltd.
Distributorship Agreement	Micropaint de Mexico S.A.
Distribution Agreement	Micro Paint Systems (Australasia) Ltd.
Sales Agent Agreement	Restex, Inc.
Distribution Agreement	WI-THO AS

CUSTOMER CONTRACTS
System/Dealership Agreement	408720 ALBERTA LTD.
System/Dealership Agreement	540608 ALBERTA LTD
System/Dealership Agreement	ABILENE DENT
System/Dealership Agreement	ABSTRACT AUTO
System/Dealership Agreement	ACTION UPHOLSTERY
System/Dealership Agreement	ADAM'S AUTOMOTIVE
System/Dealership Agreement	ADVANTAGE FORD
System/Dealership Agreement	ADVANCED PAINT & BODY INC.
System/Dealership Agreement	ALAMO

System/Dealership Agreement	AQUARIUMS ALIVE LTD.
System/Dealership Agreement	AUTO LEASING (HYATT)
System/Dealership Agreement	AUTOQUEST
System/Dealership Agreement	AVIS
System/Dealership Agreement	KEVIN S. BALL
System/Dealership Agreement	BANKOS
System/Dealership Agreement	BIG 4 JEEP EAGLE
System/Dealership Agreement	BINKY'S AUTO CLEAN
System/Dealership Agreement	BLUEBONNET MOTORS
System/Dealership Agreement	BUDGET
System/Dealership Agreement	C&T SPECIALTIES
System/Dealership Agreement	CALGARY-BILLINGTON #1
System/Dealership Agreement	CALGARY-HAYWARD
System/Dealership Agreement	CLAGARY - REID
System/Dealership Agreement	GALGARY - SKOOG
System/Dealership Agreement	CANOPY LAND -THE TRUCK OUTFITT
System/Dealership Agreement	CAVALCADE AUTO
System/Dealership Agreement	CHANTELLE MOEN
System/Dealership Agreement	CHIPPY AUTO APPEARANCE CENTRE3
System/Dealership Agreement	CHIPPY AUTO APPEARANCE CENTRE4
System/Dealership Agreement	CHIPPY AUTO APPEARANCE
System/Dealership Agreement	CHIPPY AUTO APPEARANCE
System/Dealership Agreement	CHIP AWAY
System/Dealership Agreement	CHIPMASTER AUTOPAINT SYSTEMS
System/Dealership Agreement	CHIPPY-WELLS-SASKATCHEWAN
System/Dealership Agreement	CHIPPY PAINT & DENT CENTRE
System/Dealership Agreement	CHIPPY AUTO APPERANCE FRANK #1
System/Dealership Agreement	CHIPPY AUTO APPEARANCE NW
System/Dealership Agreement	CHIPPY AUTO APPEARANCE CENTRE
System/Dealership Agreement	CHIPPY AUTO APPEARENCE CENTRE2
System/Dealership Agreement	CONCEPT KIA
System/Dealership Agreement	COSMETIC AUTO REFINISHING SYST
System/Dealership Agreement	COURTESY CHRYSLER
System/Dealership Agreement	CRESTVIEW CHRYSLER
System/Dealership Agreement	CROSSTOWN CHRYSLER JEEP
System/Dealership Agreement	CRS OF SASKATCHEWAN
System/Dealership Agreement	DAN SEKRIJER
System/Dealership Agreement	DAVENPORT MOTOR COMPANY PLANO
System/Dealership Agreement	DO NOT USE - USE DDYNA
System/Dealership Agreement	DENT DESTROYERS, LLC
System/Dealership Agreement	DENT WIZARD
System/Dealership Agreement	DETAIL AUTO & TRUCK APPEARANCE
System/Dealership Agreement	DETAIL PLUS LTD
System/Dealership Agreement	DILAWRI BMW

System/Dealership Agreement	DTG OPERATIONS
System/Dealership Agreement	EDMONTON (DIST)
System/Dealership Agreement	EDMONTON-TKACHUK 2003
System/Dealership Agreement	ENTERPRISE
System/Dealership Agreement	ERIC VANDEMARK
System/Dealership Agreement	FIFTH AVENUE AUTO HAUS
System/Dealership Agreement	FINAL TOUCH
System/Dealership Agreement	FISH CREEK NISSAN
System/Dealership Agreement	HONDA OF FT. MYERS
System/Dealership Agreement	FORT MYERS TOYOTA INC.
System/Dealership Agreement	FORT MCMURRAY
System/Dealership Agreement	GARBER BUICK
System/Dealership Agreement	GEISLER
System/Dealership Agreement	GLASSMASTER
System/Dealership Agreement	GLOBAL AUTO LINK
System/Dealership Agreement	GRANDE PRAIRIE
System/Dealership Agreement	HERTZ CORPORATION
System/Dealership Agreement	HOME TEAM
System/Dealership Agreement	HYATT AUTO GALLERY
System/Dealership Agreement	HYATT RENTALS & LEASING
System/Dealership Agreement	HYATT INFINITI
System/Dealership Agreement	HYATT SATURN SAAB ISUZU
System/Dealership Agreement	HYATT MITSUBISHI
System/Dealership Agreement	IGN INSURANCE COMPANY OF CANAD
System/Dealership Agreement	IMAGE MAKER
System/Dealership Agreement	IN MORE DETAIL
System/Dealership Agreement	ING
System/Dealership Agreement	JACK CARTER CHEV OLDS
System/Dealership Agreement	KAMLOOPS CHIPPY
System/Dealership Agreement	KINGS CAR WASH
System/Dealership Agreement	LANGSTON, MAUREEN
System/Dealership Agreement	LEADER AUTO RESOURSES
System/Dealership Agreement	LETHBRIDGE-CHIPPY PAINT&DENT
System/Dealership Agreement	MAACO COLLISION REPAIR & AUTO
System/Dealership Agreement	MACLIN FORD
System/Dealership Agreement	MCKAY PONTIAC BUICK GMC
System/Dealership Agreement	MEDICINE HAT-CHIP AWAY
System/Dealership Agreement	MERCEDES BENZ
System/Dealership Agreement	MISCELLANEOUS CUSTOMER
System/Dealership Agreement	DO NOT USE
System/Dealership Agreement	MICRO PAINT TECHNOLOGIES, INC.
System/Dealership Agreement	NEIL MILLAR
System/Dealership Agreement	NEOMEDIA TECHNOLOGIES INC
System/Dealership Agreement	NOVA SCOTIA

System/Dealership Agreement	NOVUS INC
System/Dealership Agreement	NOVUS AUTO GLASS
System/Dealership Agreement	OKOTOKS FORD LINCOLN
System/Dealership Agreement	ONTARIO-SUPREME COLLISION CENT
System/Dealership Agreement	OTTAWA TRAINING CENTRE
System/Dealership Agreement	PACIFIC WESTERN
System/Dealership Agreement	PAMTRE HOLDINGS
System/Dealership Agreement	PIONEER CHRYSLER LTD
System/Dealership Agreement	PLATINUM PROTECTION AND DETAIL
System/Dealership Agreement	PRAIRIE PRO-TEK
System/Dealership Agreement	PRECISION HYUNDAI
System/Dealership Agreement	RAY'S AUTO BODY & TIRE SHOP
System/Dealership Agreement	RED DEER
System/Dealership Agreement	RFA HOLDINGS
System/Dealership Agreement	RODGER LUNDON
System/Dealership Agreement	ROYALTY CANADA AUTO SALES
System/Dealership Agreement	SNATCH & SCRATCH
System/Dealership Agreement	SCOUGALL MOTORS LTD
System/Dealership Agreement	SEE-FAR HOLDINGS
System/Dealership Agreement	SELECT AUTO
System/Dealership Agreement	SHAW GMC PONTIAC BUICK
System/Dealership Agreement	SUNDRE MOTORS LTD.
System/Dealership Agreement	SOUTHGATE CHEV OLDS
System/Dealership Agreement	SOUTHWEST TRUCK CAPS
System/Dealership Agreement	STAMPEDE PONTIAC BUICK
System/Dealership Agreement	SUPREME AUTO PAINT RESTORATION
System/Dealership Agreement	SUPREME AUTO **DO NOT USE**
System/Dealership Agreement	SUSAN A CRUESS
System/Dealership Agreement	SYNERGY ARS
System/Dealership Agreement	TERRACE
System/Dealership Agreement	TEXAS TOYOTA OF GRAPEVINE
System/Dealership Agreement	THE BUMPER CLINIC
System/Dealership Agreement	TILLSONBURG
System/Dealership Agreement	TOWER CHRYSLER
System/Dealership Agreement	JOHN TRIGARDI
System/Dealership Agreement	UNIVERSAL MERCURY LINCOLN SALE
System/Dealership Agreement	VERNON-CHIPPY
System/Dealership Agreement	WATCHTOWER BIBLE&TRACT SOC
System/Dealership Agreement	WATROUS-CHIPPY AUTO APPEARANCE
System/Dealership Agreement	WINDSHIELD DOCTOR
System/Dealership Agreement	WOODRIDGE FORD LINCOLN LTD
System/Dealership Agreement	ERIC YOUNG

Schedule 6

Leased Plant

See attached Schedule of leased plant

Schedule 7

Trade Marks and Other Intellectual Property

The “micro paint repair” and “clearcoat rejuvenation” names.

The formulae and processes related to the micro paint make up and manufacture.

The “Micro Paint Repair” website, domain name, formula retrieval system and related software and source codes.

Schedule 8

Excluded Assets

All plant and other tangible assets located at the Vendor's retail premises in Fort Myers, Florida USA, including, without limitation, computer hardware.

Any stock-in-trade of the Business stored and/or held in the Ordinary Course of Business at the Vendor's retail premises at Fort Myers, Florida USA.

Subject to clause 17.2, the "AutoXperience" name and brand.

The "AutoXperience" website and domain name.

All Book Debts of the Vendor.

Schedule 9

Call Option

1	Option to purchase
The Vendor hereby grants to the Purchaser or its nominee an option ("the Option") to purchase all of the fully paid ordinary shares held or which may be held by it in the Purchaser ("the Shares") on the terms and conditions and at the time set out in this Schedule.

2	Notice
The Option may be exercised on or at any time prior to 5 pm on the date which is 18 calendar months after the Completion Date by the Purchaser delivering to the Vendor a notice in writing ("the Notice") exercising the Option. If the Option is so exercised then the date of such exercise is referred to as "the Exercise Date".

3	Exercising the option
The Option may only be exercised once and only in respect of all the Shares.

4	Purchase price
The total purchase price for the Shares will be the sum of $200,000.00 ("the Purchase Price").

5	Settlement date
In the event of the exercise of the Option, the settlement date for the purchase of the Shares by the Purchaser will be the fifth business day after the Exercise Date ("the Settlement Date").

6	Transfer and payment
On the Settlement Date:

(a)
The Vendor will deliver to the Purchaser a properly executed transfer of the Shares by the registered holder of them in a form complying with the constitution of the Purchaser and will hand to the Purchaser the share certificates (if any) in respect of the Shares.

(b)	The Purchaser will pay to the Vendor in cleared funds the Purchase Price.

7	Nominating transferees
Three business days prior to the Settlement Date the Purchaser will nominate the persons to whom the Shares are to be transferred and the number of Shares to be transferred to each such transferee. If no nomination is made the transferee will be the Purchaser.

8	Warranty and Undertaking
The Vendor warrants and undertakes to the Purchaser that:

(a)	except to the extent the Shares fall automatically within any group security arrangements, the Vendor shall not permit any Encumbrance over the Shares; and

(b)
the Shares will be transferred on the Settlement Date free of any mortgage, lien, charge or other encumbrance and with the benefit of any rights to or deriving therefrom on or after the date of execution of this Agreement..

9	Subdivision or consolidation of shares
If at any time prior to the Settlement Date all or any of the Shares will be subdivided or consolidated then reference to the Shares in this Agreement will include the shares resulting from the subdivision or consolidation.

10	Accretion to shares
If the Purchaser makes any bonus issue of shares, options or other securities to the holder of the Shares they will be deemed to form an accretion to the Shares, and the words "the Shares" will include such bonus shares, options or other securities and the Purchase Price payable will include the acquisition of such bonus shares, options or other securities without any additional consideration being required.

Annexure A

Financial Statements

NEOMEDIA MICRO PAINT REPAIR
INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(US DOLLARS IN THOUSANDS)

January 1 -
June 30,
2007

REVENUE:
SHOP SERVICE REPAIR	$178.2
PAINT SYSTEM LICENSES	19.2
CUSTOMER SERVICE FEES	33.6
TRAINING FEES	7.4
PRODUCTS	127.3
TOTAL REVENUE	365.7

COST OF SALES:
SHOP SERVICE REPAIR	206.1
CUSTOMER SERVICE FEES	10.2
TRAINING FEES	26.9
PRODUCTS	37.7
TOTAL COST OF SALES	280.9

GROSS MARGIN	84.8

OPERATING EXPENSES
RESEARCH & DEVELOPMENT	82.4
SELLING	35.5
MARKETING	-
ADMNISTRATIVE	1.0
ACCOUNTING	22.4
BAD DEBT EXPENSE	2.9
LEGAL	-
DIRECT INCOME (LOSS)**	($59.4)

** - Direct income (loss) does not include allocation of corporate overhead, or stock based compensation expense.

NEOMEDIA MICRO PAINT REPAIR
BALANCE SHEET
AS OF JUNE 30, 2007
(US DOLLARS IN THOUSANDS)

As of
June 30,
2007
ASSETS
Cash & Cash Equivalents	$48.6
Trade Accounts Receivable, net	102.2
Inventory	262.4
Prepaid expenses and other current assets	4.6
Total current assets	417.8

Leasehold improvements and property and equipment, net	16.8
Micro paint chemical formulations and proprietary process, net	1,317.8
Goodwill	1,068.5
Proprietary software, net	0.8
Other intangible assets, net	75.6

Total Assets	$2,897.3

LIABILITIES
Accounts Payable	23.5
Accrued expenses	33.8
Taxes Payable	5.4
Deferred revenue	1.0
Total liabilities	63.7

EQUITY
Accumulated deficit	(2,449.6)
Cumulative translation adjustment	115.2
Due to parent company	5,168.0
2,833.6

Total liabilities and equity	$2,897.3

Annexure B

Management Accounts

NEOMEDIA MICRO PAINT REPAIR
INCOME STATEMENT
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007
(US DOLLARS IN THOUSANDS)

July 1 -
September 30,
2007

REVENUE:
SHOP SERVICE REPAIR	$69.8
PAINT SYSTEM LICENSES	1.0
CUSTOMER SERVICE FEES	15.0
TRAINING FEES	1.0
PRODUCTS	85.4
TOTAL REVENUE	172.2

COST OF SALES:
SHOP SERVICE REPAIR	75.7
CUSTOMER SERVICE FEES	5.5
TRAINING FEES	19.2
PRODUCTS	94.7
TOTAL COST OF SALES	195.1

GROSS MARGIN	(22.9)

OPERATING EXPENSES
RESEARCH & DEVELOPMENT	36.9
SELLING	14.0
MARKETING	-
ADMNISTRATIVE	0.7
ACCOUNTING	6.9
BAD DEBT EXPENSE	10.2
LEGAL	-
DIRECT INCOME (LOSS)**	($91.6)

** - Direct income (loss) does not include allocation of corporate overhead, or stock based compensation expense.

NEOMEDIA MICRO PAINT REPAIR
BALANCE SHEET
AS OF SEPTEMBER 30, 2007
(US DOLLARS IN THOUSANDS)

As of
September 30,
2007
ASSETS
Cash & Cash Equivalents	$27.9
Trade Accounts Receivable, net	73.7
Inventory	244.2
Prepaid expenses and other current assets	37.5
Total current assets	383.3

Leasehold improvements and property and equipment, net	16.8
Micro paint chemical formulations and proprietary process, net	1,317.8
Goodwill	1,068.5
Proprietary software, net	0.8
Other intangible assets, net	75.6

Total Assets	$2,862.8

LIABILITIES
Accounts Payable	16.4
Accrued expenses	36.1
Taxes Payable	7.2
Deferred revenue	263.0
Total liabilities	322.7

EQUITY
Accumulated deficit	(2,541.2)
Cumulative translation adjustment	146.6
Due to parent company	4,934.7
2,540.1

Total liabilities and equity	$2,862.8

Annexure C

Distribution Agreement

Annexure D

Hill Agreements